                                                                   EXHIBIT 10.53

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") dated and effective as of September 28, 2005, by and among LPA HOLDING CORP., a Delaware corporation ("LPA Holdings"), LA PETITE ACADEMY, INC., a Delaware corporation (the "Company") and GARY A. GRAVES ("Executive").

                                    RECITALS

         WHEREAS, the Company, LPA Holdings and Executive are party to an existing Employment Agreement (the "Original Agreement") dated August 26, 2002 (the "Commencement Date");

         WHEREAS, the Company, LPA Holdings and the Executive wish to amend and restate the Original Agreement in its entirety;

         WHEREAS, in order to induce Executive to agree to serve as Chief Executive Officer and President of the Company, LPA Holdings and the Company desire to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, it is therefore hereby agreed by and among the parties as follows:

     Section 1. Employment.

         (a) Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Executive as Chief Executive Officer and President. In his capacity as Chief Executive Officer and as President of the Company, Executive shall have all of the customary powers, responsibilities and authorities of presidents and chief executive officers of corporations of the size, type and nature of the Company. For so long as Executive shall serve as an officer of the Company, Executive shall serve as a member of the Company's Board of Directors (the "Board").

         (b) Subject to the terms and conditions of this Agreement, Executive hereby accepts continued employment as Chief Executive Officer and as President, of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments or, except as otherwise provided in Section 14 hereof, from serving as a member of boards of directors or as a trustee of other companies, associations or entities.

     Section 2. Term of Employment. Subject to the valid execution of a Stockholders Written Consent on or prior to the Commencement Date approving the terms of this Agreement, the Executive's term of employment under this Agreement shall be deemed to have commenced on the Commencement Date and, subject to the terms hereof, shall terminate on the third anniversary of the Commencement Date (the "Termination Date"); provided, however, that on such anniversary date and on each subsequent one-year anniversary thereof, the Termination Date shall automatically be extended for a period of one year unless either party shall have given written notice to the other party not less than ninety days prior to such Termination Date that the Termination Date shall not be so extended.

     Section 3. Compensation.

         (a) Initial Base Salary. The Company shall pay Executive a base salary ("Base Salary") at the annual rate of $425,000. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to increase as determined by the Board or its compensation committee; provided, however that the Base Salary, as in effect from time to time, may not be decreased.

         (b) Annual Bonus. In addition to his Base Salary, Executive shall be entitled to receive a cash bonus (the "Bonus") with respect to each fiscal year; provided that, except as otherwise provided in this Agreement, the Executive is employed by the Company on the last day of such fiscal year. The Bonus shall be paid as follows:

             (i) Prior to the end of each fiscal year the Board, in good faith consultation with the Executive, shall determine the target EBITDA for the immediately succeeding fiscal year (the "Plan EBITDA") for use in determining the Company's bonus payable to participants in the Company's bonus pool. For purposes hereof, EBITDA shall be as defined in the Indenture dated as of May 11, 1998, among the Company, PNC Bank, as Trustee, and the other parties thereto.

             (ii) The Executive shall be entitled to a Bonus based upon the attainment of a specified percentage of the actual EBITDA in relation to Plan EBITDA. No Bonus will be payable in the event that actual EBITDA is less than 90% of Plan EBITDA and the maximum bonus of 200% of Base Salary is payable only when actual EBITDA is more than 110% of Plan EBITDA. If actual EBITDA as a percentage of Plan EBITDA falls within one of the gradations specified below, the percentage of Base Salary specified below will be earned in even increments within the relevant gradation.

         Range of EBITDA                      Percentage of Base Salary
         ---------------                      -------------------------
         90% or less of Plan EBITDA                     0%

         More than 90% but less than or                 50%
         equal to 100% of Plan EBITDA

         More than 100% but less than or                100%
         equal to 110% of Plan EBITDA

         More than 110% of Plan EBITDA                  200%

         (c) Options. LPA Holdings agrees to cause to be granted to the Executive options to purchase 180,254 shares of common stock of LPA Holdings at an exercise price of $0.01 per share. One forty-eighth of the options will vest and become exercisable on the Commencement Date and the remaining options will vest and become exercisable at a rate of one forty-eighth per month on the 19th day of each month following the Commencement Date for a 47 month period thereafter. Such vesting will be accelerated upon the earlier of the consummation of a Change-in-Control (as defined in the LPA Holdings' 1998 Stock Option Plan) or the consummation of an underwritten registered public offering of Common Stock of LPA Holdings. Such options and the underlying shares will be issued pursuant to an agreement that contains repurchase rights, tag-along rights, drag along rights and other provisions substantially equivalent to those set forth in the LPA Holdings' 1998 Stock Option Plan.

         (d) Compensation Plans and Programs. Executive shall participate in any compensation plan or program, annual or long-term, maintained by the Company on terms no less favorable than those applicable to other senior management personnel of the Company. The Company acknowledges that the Executive has been issued equity interests of LPA Investment LLC pursuant to the Fourth Amended and Restated Operating Agreement as of September 28, 2005, by and among LPA Investment LLC, J.P. Morgan Partners (23A SBIC), LLC, Robert E. King and the King Children Trust Partnership. The foregoing reference to such agreement shall not shall provide Executive with any additional benefits, remedies or rights under this Agreement.

     Section 4. Employee Benefits.

         (a) Employee Benefit Programs, Plans and Practices. During the term of his employment hereunder, the Company shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with his positions in the Company and to the extent possible under any employee benefit plan), in accordance with the terms hereof, which the Company makes available to its senior executive officers, including but not limited to (i) retirement, pension and profit-sharing, and (ii) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage.

         (b) Vacation and Fringe Benefits. Executive shall be entitled to a paid vacation each fiscal year of no less than four weeks. The Company may, in its sole discretion, grant additional vacation time to Executive. Executive shall participate in any fringe benefits offered to other senior management personnel of the Company, including directors and officers insurance to the extent offered by the Company, on terms no less favorable than those applicable to such other senior management personnel.

     Section 5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

     Section 6. Termination of Employment.

         (a) The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time, both subject to the notice requirements as specifically set forth herein. Nothing contained in this Agreement shall limit Executive's rights under the Consolidated Omnibus Budget Reconciliation Act.

         (b) Termination Not for Cause or Termination for Good Reason.

             (i) If Executive's employment is terminated (1) by the Company other than for Cause (as defined in Section 6(c)(ii) hereof), (2) due to Executive's death or disability, (3) by Executive for Good Reason (as defined in Section 6(b)(ii) hereof) or (4) due to the Company's written election not to extend the Termination Date as provided in Section 2 hereof, Executive shall be entitled to receive from the Company, in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable in accordance with the Company's customary payroll payment practices, for the Severance Period, an amount equal to the sum of (A) the Executive's Base Salary at its then current annual rate plus (B) two times the Bonus for the fiscal year in which the Executive's employment is terminated at 100% of Base Salary. For purposes hereof, the term "Severance Period" means (x) if such termination occurs on or prior to the one-year anniversary of the Commencement Date, 6 months from the date of termination and (y) if such termination occurs subsequent to the one-year anniversary of the Commencement Date or pursuant to Section (6)(b)(ii)(E) below, 12 months from the date of termination. Additionally, upon such termination Executive shall be entitled to the following:

                 (A) within a reasonable period of time after the date of termination, a cash lump sum equal to (x) any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon; (y) any unpaid amounts, as of the date of such termination, in respect of the Bonus for the fiscal year ending before the fiscal year in which such termination occurs and (z) any unpaid amounts, as of the date of such termination, in respect of accrued but unpaid vacation time and outstanding business expenses incurred in connection with the Company's policies;

                 (B) for the period from the date of termination of Executive's employment until the end of the Severance Period, the Executive shall continue to be covered under and participate in the Company's employee benefit programs, plans and practices described in Section 4(a)(ii) hereof or under such other plans of the Company which provide for equivalent coverage to the extent and on the terms in effect on Executive's date of termination (other than any disability plan for which coverage cannot be maintained after such termination);

                 (C) the rights to payments under applicable plans or programs, including but not limited to those described in Section 3(d) hereof, as may be determined pursuant to the terms of such plans or programs. This
         Section 6(b)(i) shall survive the termination or expiration of this Agreement;

                 (D) senior executive level outplacement services to be provided at the expense of the Company by a firm selected by the Executive within six (6) months following the date the Executive's employment with the Company is terminated; provided, however that the cost of such senior executive level outplacement services shall not exceed $25,000.

             (ii) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's express prior written consent and which event shall not have been cured within a 10 day period after notice from the Executive:

                 (A) the assignment to Executive by the Company of duties substantially inconsistent with Executive's positions, duties, responsibilities, authorities, titles and offices as set forth in
         Section 1 hereof, or any material reduction by the Company of Executive's duties or responsibilities or any removal of Executive as the Chief Executive Officer and President of the Company, except in connection with the termination of Executive's employment for any other reason;

                 (B) a reduction by the Company in Executive's Base Salary or Bonus (other than by reason of the terms of Section 3(b) hereof) as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the terms of this Agreement;

                 (C) any material breach by the Company of any material provision of this Agreement;

                 (D) the failure of the Executive be elected to the Board; or

                 (E) requiring the Executive to be permanently based at any location outside of the Chicago, Illinois metropolitan area.

             (iii) For purposes of this Agreement, "Disability" means Executive's failure to render the services provided for under this Agreement due to the illness, physical or mental disability or other incapacity of the Executive for a period of the longer of (A) 90 consecutive days or for at least 45 days in any 180 day period, or (B) the period of time required for the Executive to qualify for disability benefits under the Company's long term disability insurance policy.

         (c) The obligations of the Company to make the foregoing payments to the Executive is subject to the Executive executing and delivering to the Company a general release (a "General Release"), in form and substance satisfactory to the Company. The General Release shall release the Company and its officers, directors, employees, agents, representatives, stockholders and affiliates from all claims of the Executive, known or unknown, against the Company and such other persons. If a General Release is executed and delivered by the Executive, the Company shall execute and deliver to the Executive a release from all claims, known or unknown, against the Executive solely related to Executive's lawful activities as an officer and director of the Company.

         (d) Voluntary Termination by Executive: Discharge for Cause.

             (i) In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason, prior to the Termination Date, Executive shall be entitled to receive all salary and benefits to which Executive is entitled up to and including the date of Executive's termination of employment hereunder, including, without limitation, compensation payments deferred by Executive and any accrued and unpaid amounts in respect of the Bonus for the fiscal year ending before the fiscal year in which such termination occurs. The obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason. Termination of Executive in accordance with this Section 6(c) shall be communicated to Executive pursuant to a notice of a resolution of a majority of the Board determining that Executive is subject to Discharge for Cause as defined herein.

             (ii) As used herein, the term "Cause" shall be limited to (A) action by Executive involving willful malfeasance in connection with his employment having a material adverse effect on the Company, (B) material breach by Executive of this Agreement or any other agreement entered into between Executive and the Company after a written notice of such breach shall have been delivered to the Executive and, if such breach can be cured, such breach shall not have been cured prior to the tenth day after delivery of such notice, (C) continuing refusal by Executive in willful breach of this Agreement to perform the duties ordinarily performed by a chief executive officer and president (other than any such failure resulting from his reasonably documented incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties or (D) Executive being convicted of any felony (or any misdemeanor involving the property or assets of the Company) under the laws of the United States or any State. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board at a meeting of the Board (after reasonable notice to Executive and opportunity for his, together with counsel, to be heard before the Board), finding that the Executive was guilty of conduct set forth above in this subsection. For purposes of this definition of Cause, action or inaction by Executive shall not be considered "willful" unless done or omitted by Executive (1) intentionally or not in good faith and (2) without reasonable belief that Executive's action or inaction was in the best interests of the Company, and shall not include failure to act by reason of partial or total incapacity due to physical or mental illness.

     Section 7. Change of Control.

         (a) As used in this Agreement, the term "Change of Control" means (i) as a result of a merger, consolidation, sale or other disposition, a person (other than any shareholder of LPA Holdings or affiliate of such shareholder) acquires 51% or more of the voting securities of LPA Holdings on a fully diluted basis or (ii) a sale of all or substantially all of the assets of LPA Holdings and its subsidiaries on a consolidated basis.

         (b) If the Executive's employment with the Company (1) is terminated without Cause or (2) is terminated by Executive for Good Reason (as defined in Section 6(b)(ii) hereof) during the period commencing six (6) months prior to the consummation of a Change of Control and ending on the second anniversary of the consummation of such Change of Control:

             (i) The Company shall pay the Executive a lump sum cash payment equal to the sum of (A) two times the Executive's Base Salary at its then current annual rate plus (B) two times the Bonus for fiscal year in which the Executive's employment is terminated at 100% of Base Salary;

             (ii) The Company shall provide to Executive coverage under the employee benefit programs, plans and practices described in Section 4(a)(ii) for a period of twenty-four (24) months following the date of termination; and

             (iii) The Executive shall receive senior executive level outplacement services to be provided at the expense of the Company by a firm to be selected by the Executive within six (6) months following the date that the Executive's employment with the Company is terminated; provided; however that the cost of such senior executive level outplacement services to the Company shall not exceed $25,000.

         (c) Nothing in this Section 7 shall restrict the Company's right to terminate the Executive's employment with the Company at any time before or after a Change of Control for any reason, with or without Cause and with or without notice or requires the Company to make any payments to the Executive in connection with any termination of the Executive's employment before a Change of Control.

         (d) The obligations of the Company to make the foregoing payments to the Executive is subject to the Executive executing and delivering to the Company a General Release.

     Section 8. Section 280(g).

     Prior to the Company's stock becoming "readily tradeable on an established securities market or otherwise" (within the meaning of Treasury Regulation s. 1.280G-1 or its successor), in the event that the Company or the Executive reasonably determines that any portion of the amounts payable to the Executive (such portion, the "Excess Payments"), whether pursuant to this Agreement or otherwise, would subject the Executive to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive agrees to waive his right to the Excess Payments, and the Company agrees to submit the Excess Payments to the shareholders of the Company for approval in the manner prescribed by Q/A-7 of Treasury Regulation s. 1.280G-1 or its successor.

     Section 9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

               To the Company and LPA Holdings:

               La Petite Academy, Inc.
               130 South Jefferson Street, Suite 300
               Chicago, IL 60661
               Attention: Chief Financial Officer
               Telecopier: (312) 798-1351
               Telephone:  (312) 798-1200


                        with a copy to:

                        LPA Investment LLC
                        c/o J.P. Morgan Partners, LLC
                        1221 Avenue of the Americas
                        New York, NY 10020-1080
                        Attention: Official Notices Clerk
                        Fax: (212) 899-3402

                        with a copy to:

                        O'Melveny & Myers LLP
                        7 Times Square, Times Square Tower
                        New York, New York  10036
                        Attention:  Adam K. Weinstein, Esq.

               To Executive:

                        Gary A. Graves
                        1224 Cromwell Lane
                        Naperville, Illinois 60564

                        with a copy to:

                        Seyfarth Shaw
                        55 E. Monroe Street, Suite 4200
                        Chicago, Illinois 60603-5803
                        Attention:  Eugene Jacobs

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

     Section 10. Separability; Legal Fees; Arbitration. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 14 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration by a single arbitrator in New York, New York in accordance with Delaware law and the procedures of the American Arbitration Association in accordance with its National Rules For Resolution of Employment Disputes. The determination of the arbitrator shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrator's award in any court having jurisdiction. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the party's reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

     Section 11. No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Without limiting the Company's rights under Section 14, no payment under this Agreement shall be reduced by any compensation that Executive may earn from a third party after any termination of employment.

     Section 12. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of LPA Holdings and the Company, but neither this nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by LPA Holdings or by the Company, except that LPA Holdings and the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of LPA Holdings or the Company.

     Section 13. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

     Section 14. Nondisclosure of Confidential Information; Non-Competition.

         (a) Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 14(a), "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public.

         (b) For a period of one year commencing on Executive's date of termination for any reason, Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, (i) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in material competition with the business of the Company and/or its affiliates or (ii) solicit any employees of the Company and/or its affiliates.

         (c) For purposes of Section 14(b) hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the rendering of any service significantly purchased, sold, dealt in or rendered by the Company and/or its affiliates. As used in the preceding sentence, the term "significantly" shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this Section 14 shall be construed so as to preclude Executive from investing in any publicly held company provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

         (d) Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 14 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 14 by Executive.

     Section 15. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

     Section 16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

     Section 17. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflict of laws.

     Section 18. Withholding. The Company shall be entitled to withhold from any payment hereunder any amount required by law to be withheld.

     Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     Section 20. Construction. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. In construing this Agreement, no consideration shall be given to the fact or presumption that either party had a greater or lesser hand in drafting the Agreement.

     Section 21. Indemnification. The Executive will be entitled to indemnification as an officer of the Company as set forth in the Company's By-Laws in effect on the date hereof.

     Section 22. Entire Agreement. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replaces and supersedes any prior employment agreements. This Agreement amends and restates the Original Agreement in its entirety.

                                *   *   *   *   *

                                        LA PETITE ACADEMY, INC.


                                        By:  /s/ Neil P. Dyment
                                            ------------------------------------
                                            Name:  Neil P. Dyment
                                            Title: Chief Financial Officer


                                        LPA HOLDING CORP.


                                        By:  /s/ Neil P. Dyment
                                            ------------------------------------
                                            Name:  Neil P. Dyment
                                            Title: Chief Financial Officer


                                         /s/ Gary A. Graves
                                        ----------------------------------------
                                        Executive